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EXHIBIT 99.1
                        FRIDAY MARCH 12, 1999 8:49 A.M.

         TRAK AUTO CORPORATION AGREES TO BE ACQUIRED BY HALART, L.L.C.

Landover, Md., March 12 - Trak Auto Corporation ("Trak Auto" or the "Company") (Nasdaq: TRKA - news) and HalArt, L.L.C. ("HalArt") announced today that they have entered into a definitive merger agreement for HalArt to acquire Trak Auto. HalArt is a privately held company controlled by Arthur M. Hawkins, former Chairman, Chief Executive Officer and President of Exide Corporation. The merger agreement provides for the acquisition by HalArt of all 5.9 million outstanding shares of Trak Auto common stock at $9.00 per share in cash, representing an aggregate value of approximately $53.2 million and a 29% premium to the closing price for the Company's common stock on March 11, 1999. Trak Auto's Board of Directors has unanimously approved the merger and has recommended that stockholders approve and adopt the merger agreement.

Completion of the merger is subject to customary conditions, including approval by Trak Auto's stockholders and expiration of the applicable waiting period under the Hart-Scott-Rodino Act. Financing for the transaction has been committed by Congress Financial Corporation, subject to customary closing conditions. Dart Group Corporation, a subsidiary of Richfood Holdings, Inc. (NYS: RFH-news) and majority stockholder of the Company, has agreed to vote its 67.1% ownership stake in favor of the proposed merger. The merger is expected to be completed during the second quarter of 1999.

Based in Michigan, HalArt is pursuing a roll-up strategy in the auto parts retailing market and intends to combine Trak Auto with other auto parts companies it is seeking to acquire in the Midwest, Northeast, and Mid-Atlantic regions.

Based in Landover, Maryland, Trak Auto is an auto parts retailer with 175 stores, including 91 Super Trak stores, 58 Classic Trak stores and 26 Super Trak Warehouse stores in the Washington, D.C.; Richmond, Virginia; central Pennsylvania; Chicago, Illinois and Milwaukee, Wisconsin markets.

Donaldson, Lufkin & Jenrette Securities Corporation acted as exclusive financial advisors to Trak Auto in the transaction, including rendering a fairness opinion to the Board of Directors.

Statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results, including the effects of economic conditions, competitive environment, the availability of financing, the outcome of contingencies including litigation, program performance in addition to other factors not listed. See in this regard, the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake any obligation to publicly release any revisions to forward-looking statements to reflect events or circumstances or
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changes in expectations after the date of this press release or the occurrence of anticipated events.